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EXHIBIT 4.1

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 31, 2003, among eCollege.com, a Delaware corporation (the "Company"), and the investors listed on Schedule I attached hereto (each, an "Investor," and collectively, the "Investors"). The Company and the Investors are referred to collectively herein as the "Parties."

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.
Purchase and Sale of Common Stock.

        1.1    Purchase and Sale.    On and subject to the terms and conditions of this Agreement, each Investor hereby purchases from the Company, and the Company hereby issues and sells to each Investor, the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), set forth next to such Investor's name on Schedule I attached hereto for the consideration set forth in Section 1.2 below (such shares of Common Stock issued and sold hereunder being referred to collectively herein as, the "Company Shares"). Each Investor may purchase additional Company Shares as such Investor and the Company may mutually agree, subject to an increase to the applicable Investor's Purchase Price (as defined below) as set forth in Section 1.2 below.

        1.2    Purchase Price.    The per share purchase price for the Company Shares is $10.50 (the "Per Share Purchase Price"), and each Investor hereby delivers to the Company immediately available funds equal to the total purchase price set forth next to such Investor's name on Schedule I (with respect to each Investor, such total purchase price shall be referred to herein as, the "Investor's Purchase Price"). If an Investor purchases additional Company Shares pursuant to Section 1.1, the applicable Investor's Purchase Price shall be increased by an amount equal to the product obtained by multiplying the number of such additional Company Shares by the Per Share Purchase Price.

        1.3    Delivery of Stock Certificates.    The Company hereby delivers to each Investor stock certificates representing the number of Company Shares set forth next to such Investor's name on Schedule I.

2.    Representations and Warranties of the Investors.    Each Investor represents and warrants to the Company that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement with respect such Investor.

        2.1    Authorization of Transaction.    Each Investor has full power and authority (including full corporate power and authority, if applicable) to execute and deliver this Agreement and to perform such Investor's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Investor, enforceable in accordance with its terms and conditions. No Investor is required to give any notice or obtain any authorization, consent, or approval in order to consummate the transactions contemplated by this Agreement.

        2.2    Securities Representations.    In connection with the issuance by the Company of the Company Shares, each Investor hereby represents and warrants to, and covenants with, the Company as follows:

          (a)   By executing this Agreement, each Investor acknowledges that:

              (i)  There are continuing substantial risks incident to the acquisition of the Company Shares and such Investor may at any time suffer a complete loss of value of such Company Shares;

             (ii)  No federal or state agency has passed upon the Company Shares or made any finding or determination as to the fairness of the transactions contemplated hereby;

            (iii)  There is currently no market for the Company Shares; and

            (iv)  Such Investor must bear the risk of acquiring the Company Shares for an indefinite period of time because the Company Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and, therefore, cannot be sold or transferred unless the sale or transfer is subsequently registered under said laws or the Company receives a legal opinion of counsel reasonably satisfactory to the Company that an exemption from such registration is available.

          (b)   Each Investor further represents and warrants to the Company that:

              (i)  Such Investor has had the opportunity to examine all aspects of the Company, and its proposed operations and financial condition that such Investor has deemed relevant, including the Company's public filings available on line at http://www.sec.gov/, and has had the opportunity to ask such questions of directors, officers, employees and representatives of the Company as such Investor deems necessary for an evaluation of the Company Shares;

             (ii)  The Company has not granted, offered or sold Company Shares to such Investor by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature;

            (iii)  Such Investor has adequate means of providing for its current needs and possible future contingencies, and such Investor has no need, and anticipates no need in the foreseeable future, to sell the Company Shares;

            (iv)  Such Investor possesses such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating the merits and economic risks of acquiring the Company Shares. Such Investor is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, such Investor is able to hold the Company Shares for an indefinite period of time and has sufficient net worth to sustain a loss of such Investor's entire investment in the event such loss should occur. Such Investor is acquiring the Company Shares solely for investment for such Investor's own account (and not for the account of any other person) and has no agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of any of the Company Shares to any other person; and

             (v)  All of the representations and information provided in this Section 2.2 and any other information such Investor has furnished to Company is accurate and complete as of the date of this Agreement. If there should be any material change in any such representations, such Investor will immediately furnish accurate and complete information concerning any material change to the Company.

          (c)   Each Investor acknowledges, represents and warrants that such Investor is an "accredited investor" as such term is defined by Rule 501 of Regulation D promulgated under the Securities Act, and each of the Investors satisfies at least one of the following:

              (i)  Such Investor is an;

             (ii)  Such Investor is a corporation, partnership or similar entity not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

            (iii)  Such Investor is a natural person whose individual net worth, or joint net worth with such Investor's spouse, at the time of the acquisition of the Company Shares exceeds $1,000,000;

            (iv)  Such Investor is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Investor's spouse in excess of

    $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

             (v)  Such Investor is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Company Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act; or

            (vi)  Such Investor is an entity in which all of the equity owners are accredited investors.

          (d)   Each Investor acknowledges and represents and warrants that such Investor possesses such expertise, knowledge and sophistication in financial and business matters generally, and familiarity with this investment, that together with its investment advisers it is capable of evaluating the merits and economic risks of acquiring the Company Shares.

3.    Representations and Warranties of the Company.    The Company represents and warrants to each Investor that the statements contained in this Section 3 are correct and complete as of the date of this Agreement.

        3.1    Organization of the Company.    The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        3.2    Authorization of Transaction.    The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

4.    Covenants.    The Parties agree as follows:

        4.1    General.    In case at any time after the date of this Agreement any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

        4.2    Lock-up.    Notwithstanding any registration of the Company Shares for resale under the Securities Act of 1933, as amended, each Investor agrees not to sell, transfer, hypothecate, pledge, assign, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (each such transaction being referred to herein as a "Transfer"), any shares of Company common stock held by such Investor for a period of six months from the date of this Agreement. Each Investor further agrees not to Transfer in excess of 50% of the Company Shares held by such Investor immediately after execution of this Agreement during the period that begins on the day after the six-month anniversary of the date of this Agreement and expires on the one-year anniversary of the date of this Agreement. The restrictions set forth in this Section 4.2 shall expire on the day following the one year anniversary of this Agreement.

        4.3    Registration of Company Shares.    The Company will use commercially reasonable efforts to prepare and file a registration statement with the Securities and Exchange Commission (the "SEC") on a form suitable for the resale of the Company Shares, as determined by the Company in its sole discretion, and the Company will use commercially reasonable efforts to cause such registration statement to be declared effective; provided that the Company shall have no obligation to prepare or file a registration statement for any shares held by an Investor that if all of the Company Shares held by such Investor can be sold in a three-month period in accordance with Rule 144 under the 1933 Act, as such rule may be amended from time to time, or any successor rule or regulation.

        4.4    Legends.    Each certificate representing Company Shares shall be stamped or otherwise imprinted with the legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

    THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN INVESTORS LISTED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

5.
Miscellaneous.

        5.1    Press Releases and Public Announcements.    No press release or public announcement relating to the subject matter of this Agreement will be made except by the Company in its sole discretion.

        5.2    No Third-Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

        5.3    Entire Agreement.    This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        5.4    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Investor may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written consent of the Company.

        5.5    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        5.6    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        5.7    Notices.    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:	eCollege.com 4900 South Monaco Street Denver, Colorado 80237 Attn: Oakleigh Thorne Facsimile:
With a copy to:	Holme Roberts & Owen LLP 1700 Lincoln St., Suite 4100 Denver, Colorado 80203 Attn: Richard R. Plumridge Facsimile: (303) 866-0200
If to the Investors:	With respect to each Investor, the name and address specified on Schedule I for such Investor.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        5.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

        5.8    Amendments and Waivers.    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Investors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        5.9    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        5.10    Expenses.    The Company and each of the Investors will bear its or his own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        5.11    Construction.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
ECOLLEGE.COM
By:	/s/ OAKLEIGH THORNE
Name	Oakleigh Thorne
Title:	Chief Executive Officer
THE INVESTORS:
/s/ ARTHUR E. BENJAMIN Arthur E. Benjamin
/s/ THOMAS L. DEARDEN Thomas L. Dearden
/s/ DONALD A. STROH Donald A. Stroh
/s/ EDWIN R. PATTERSON Edwin R. Patterson
/s/ RICHARD BENTZ Richard Bentz
/s/ KEVIN A. BODILY Kevin A. Bodily

[Signature page to Stock Purchase Agreement]

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  EXHIBIT 4.1